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                                                                     EXHIBIT 1.1

                              (ENGLISH TRANSLATION)

                  BY-LAWS OF CORPORACION DURANGO, S.A. DE C.V.

                              (UP TO JUNE 8, 2005)

                                   CHAPTER ONE

                      NAME, PURPOSES, DOMICILE AND DURATION

ARTICLE FIRST. The name of the corporation is "Corporacion Durango" which always shall be followed by the words "Sociedad Anonima de Capital Variable" or the abbreviation "S.A. de C.V."

ARTICLE TWO. The Company has the following purposes:

1. To promote, incorporate, organize and participate in the capital and patrimony of any kind of commercial or civil corporations, partnerships, associations or industrial, commercial, service or any other type of enterprises, either Mexican or non-Mexican, as well as to participate in the management or liquidation thereof.

2. To acquire, sell or carry out all other legal acts concerning stock, certificates of participation, bonds, debentures, partnership interests and all type of securities issued by Mexican and non-Mexican corporations.

3. The acquisition, establishment and lease of any type of personal and real property that may be required for the fulfillment of the corporate purpose and the execution of the acts and agreements that may be required or appropriate for such purpose, being able to acquire, dispose of and lease, whether for consideration or without consideration, by any legal means, all kinds of personal property, real property and equipment.

4. To obtain, register, buy, lease, hold, use, introduce, sell, assign or otherwise dispose of all types of trademarks, commercial names, patents, inventions, improvements and products used in connection therewith and which may be obtained under Mexican or non-Mexican registrations or patents or in any other manner use, exercise, take advantage of, obtain benefits from or grant licenses in respect to such trademarks, patents, licenses and the like.

5. To have representations, in the Mexican Republic or abroad, as commissioner, intermediary, factor, legal representative or attorney in fact for all kinds of corporations or individuals.

6. To grant and obtain credits, whether secured or unsecured, and issue credit instruments, including debentures in accordance with law, as well as to apply for and obtain surety bonds and insurance of all type and to discount credit instruments and invoices.

7. To create or grant guaranties for obligations contracted by the corporation or by third parties in which the Company has a participation, whether direct or indirect.

8. To enter into and perform all kinds of acts and civil and commercial agreements related to the aforementioned, activities and as permitted by law.

ARTICLE THREE. The company shall have its domicile in Durango, State of Durango, (Mexico) although it may establish representative or branch offices within the Mexican Republic and abroad, without its domicile deemed to have changed thereby.

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ARTICLE FOUR. The duration of the company is 99 years, commencing on January 22,
1982.

ARTICLE FIVE. Any foreigner who at the time of incorporation or at any time thereafter, acquires a corporate interest or participation in the corporation shall be considered by that fact alone as Mexican with respect to such interest or participation and it shall be understood that he agrees not to invoke the protection of his Government under penalty, in case of failure to comply with such agreement, of forfeiture of such interest or participation in favor of the Mexican Nation.

                                   CHAPTER TWO

                     CAPITAL STOCK, SHARES AND SHAREHOLDERS

ARTICLE SIX. The social capital is variable. The minimum fixed capital not subject to withdrawal, is $982,074,172 (Nine Hundred and Eighty Two Million, Seventy Four Thousand One Hundred and Seventy Two Pesos National Currency) represented by 65,419,089 common shares, registered, without par value, Series "A", all of which are subscribed and paid.

The variable portion of the capital stock shall not exceed ten times the amount of the minimum fixed capital not subject to withdrawal and shall be represented by registered common shares without par value.

All the shares shall confer equal rights and obligations to their holders. There will be two series of shares, the series "A" (or Mexican) shares, which may only be owned by Mexican individuals or corporations with exclusion of foreigners Clause or by immigrant foreigners who are not related with economic decision centers outside of Mexico, and the series "B" (or free subscription) shares which may be owned by any of the persons who own Series "A" (or Mexican) shares as well as by any person that may be considered foreigners in accordance with the Law of Foreign Investment (Ley de Inversion Extranjera); provideD, however, that the series "B" shares shall not exceed the 49% of the capital stock of the Company and, at all times, at least 51% of the capital stock of the Company shall be owned by Mexican investors. Within the aforementioned imitations, the Ordinary Shareholders Meeting may convert the Series "A" shares into Series "B" shares or viceversa.

Each issuance of shares as a result of an increase in the capital stock or for another reason shall constitute a subseries, each of which shall be given a successive number followed by the year, except to the extent that the Shareholders' Meeting resolves otherwise.

In no event shall the corporations in which the Company holds a majority of the shares of stock or interest, directly or indirectly, invest in shares of this Company or of any other company which is a majority shareholder of this Company or which, not being such, is considered by the shareholders of the Company to be such, except to the extent such shares of this Company are acquired by such companies in connection with stock option plans which have be en granted or designed, or which may be granted or designed, in favor of the employees of such companies.

ARTICLE SEVEN. The capital stock may be increased by resolution of the Extraordinary or Ordinary General Meeting of Shareholders, as the case may be, in accordance with the rules set forth in this Article.

Increases of the minimum fixed capital of the Company shall only be resolved, and the limits on the variable portion shall only be modified, by resolution of the Extraordinary Meeting of Shareholders and the consequent amendment of these By-laws.

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The Company may increase the capital and issue non-subscribed shares for their public placement in accordance with the provisions of Article 81 of the Securities Market Law (Ley del Mercado de Valores). In order to facilitate the public offer of securities, in the Extraordinary Shareholders' Meeting which decides the issuance of non-subscribed shares it shall be expressly resigned any preemptive right referred to in Article 132 of the General Law of Commercial Companies (Ley General de Sociedades Mercantiles). With the required quorum under the terms of these bylaws, the adopted resolution shall produce all its effect and be applicable even to those shareholders non-attending the meeting leaving the Company with the authority to sale and distribute the non-subscribed shares in the open market, without the necessity to comply with the publication mentioned in the Article previously mentioned. Should a minority representing at least 25% of the outstanding shares, resolve against the resolution to issue non-subscribed shares, then such resolution shall be denied. The notice calling to the Extraordinary Shareholders Meeting must expressly mentioned for the purpose referred to herein. Any shareholder voting against the resolution pretending the issuance of such non-subscribed shares will be entitled to demand to the Company that his or her shares be included in the public offering related to the non-subscribed shares, at the price established for such offer. The Company will have the legal duty to first distribute the shares of those shareholders not approving the resolution, in the mentioned public offer.

Increases of the variable capital stock, within the limits provided for in Article Six of these By-laws, shall be resolved by the Ordinary General Meeting of Shareholders, the corresponding minutes having to be formalized before a Notary Public, without these By-laws having to be amended nor the respective deed having to be registered with the Public Registry of Commerce, except if such increases derive from public offerings of self-owned shares or the treasury shares in which such self-owned shares has been converted, where neither a Shareholders Meeting nor a Board of Directors resolution will be required for the respective capital increase or the public offering of such shares. No increase shall be resolved until all shares previously issued are fully paid. When taking the respective resolutions, the Meeting of Shareholders which resolves upon the increase, or any subsequent Meeting of Shareholders, shall establish the conditions and basic terms in accordance with which such increase must be carried out.

Shares issued by virtue of an increase of the variable portion of the capital stock and which, by resolution of the Meeting of Shareholders which decides upon their issuance, are deposited with the treasury of the Company in order to be delivered upon subscription, may be offered for subscription and payment by the Board of Directors in accordance with the capacity granted to the Board of Directors by the Meeting of Shareholders, in all events granting to the shareholders of the Company the preemptive rights referred to in this article.

Increases of capital stock may be effected through the capitalization of reserves, of profits pending to be applied or of surplus, or by payment in cash or in kind. In the case of increases by capitalization of reserves, of profits pending to be applied or of surplus, all of the holders of subscribed, paid and outstanding shares at the time of such increase shall have a preemptive right to subscribe a proportional part to their actual holdings of the shares being issued.

In the case of increases through payment in cash or in kind, the shareholders who hold subscribed, paid and outstanding shares at the time the increase is resolved, shall have a preemptive right for the subscription of the new shares being issued or offered, during a term of fifteen days commencing on the date of the publication of the notice of the increase in the official newspaper of the domicile of the company and in one of the newspapers of general circulation in said domicile of the company. Such fifteen days term shall commence on the date when the Meeting of Shareholders was held, in the event that the entirety of the shares representing the capital stock was represented in such Meeting of Shareholders.

In the event that, after the expiration of the term during which the shareholders must exercise the preemptive rights granted to them pursuant to this Article, shares remain unsubscribed, such shares shall be offered for their subscription and payment in the terms and conditions set forth by the same Meeting of Shareholders which had resolved upon the increase or in the terms provided therefor by the Board of Directors, as the case

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may be, at a price which shall not be less than that at which the shares were offered to the shareholders of the Company for their preemptive right subscription.

All increases of the capital stock must be registered in the capital register ledger which the Company shall maintain for such purpose.

ARTICLE EIGHT. All reductions in the fixed portion of the capital stock shall be resolved by the Extraordinary Meeting of Shareholders and the subsequent amendment to the By-laws in compliance with Article Nine of the General Law of Commercial Companies (Ley General de Sociedades Mercantiles). Except in the case where a reduction in the capital stock results from the exercise of the right of withdrawal referred to in Article Nine hereof, reductions of the variable capital may be effected by resolution of the Ordinary Meeting of Shareholders with the sole formality that the corresponding minutes shall be formalized before a Notary Public, and without the need to register the respective deed with the Public Registry of Commerce, except if such reductions derived from the acquisition of self-owned shares paid off from the Company's net worth or if such self-owned shares are transformed into treasury shares, where a Shareholders Meeting resolution shall not be required for the respective capital stock reduction, and only a decision by Board of Directors shall be needed.

Reductions in the capital stock may be effected in order to absorb losses, to reimburse the shareholders for partial payments for stock subscriptions which have not been carried out and in the event that the shareholders exercise the right of withdrawal referred to in this Article Nine hereof. The reductions of capital in order to absorb losses shall be effected without the need to cancel shares, given the fact that the latter do not have a par value.

A reduction of the variable capital stock may be effected by means of the total or partial withdrawal of the contributions made by the shareholders, upon prior notification to the Company of its proposal for withdrawal, which withdrawal shall be effective at the end of the then current fiscal year if the notification is received before the last quarter of such fiscal year and until the end of the subsequent fiscal year if it is received later. Nevertheless, the shareholders shall not exercise their right of withdrawal if, as a result, the fixed capital stock which is not subject to withdrawal, would be affected.

In the event that the Company receives requests for withdrawal which would result in a reduction of the capital stock to a level below the minimum thereof, the Company shall be required to satisfy only those requests which do not have such result, giving preference to those which are received first.

In the event that the Company simultaneously receives several requests for withdrawal which would have the effect of reducing the capital stock to a level below the minimum thereof, then the Company shall only reimburse those shares the reimbursement of which will not cause the reduction of the capital stock to a level below the minimum thereof and such reimbursement shall be carried out, with respect to each shareholder making the request, in a manner which is proportional to the number of shares the reimbursement of which has been simultaneously requested.

The procedure for the exercise of the right of withdrawal, in addition to being governed by Article 220 and Article 221 of the General Law of commercial Companies (Ley General de Sociedades Mercantiles), shall be subject to the requirement that the corresponding reimbursement shall be the lower of the following two values: (1) 95% of the value of the price quoted on the Mexican Stock Exchange calculated from the weighted average price for the transactions which have been effected during the last thirty days in which the shares of the Company have been quoted prior to the date on which the withdrawal is to take effect and within a period not exceeding six months, or (2) the book value of the shares in accordance with the year end general balance pertaining to the immediately previous fiscal year in which the withdrawal is to take effect, which statement shall have been previously approved by the ordinary General Meeting of Shareholders. If the number of days where shares of the Company have been quoted during the six months period previously mentioned is less than 30 days, then the actual number of days where

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shares of the Company were quoted shall be considered. If during the mentioned period there is not even one quotation, then the book value of the shares shall apply.

Reimbursement shall be payable by the Company commencing on the day subsequent to that of the Ordinary General Meeting of Shareholders which has approved the general balance pertaining to the fiscal year in which the withdrawal is to take effect.

All reductions of the capital stock shall be registered in a specific ledger that the Company shall maintain for such events.

ARTICLE NINE. The Company may acquire shares representing its own capital stock in accordance with Article 14 Bis of the Securities Market Law and related applicable provisions including without limitation Articles 56 to 63 of the "General Dispositions Applicable to Securities Issuers and Additional Participants of the Stock Exchange", issued by the National Securities and Banking Commission (Comision Nacional Bancaria y de Valores) with Article 134 of the General Law of Commercial Companies not being applied, if the acquisition is made affecting the equity as long as the shares belong to the Company or affect the capital stock if such shares are transformed into treasury shares, in which case, a Shareholders' Meeting resolution shall not be required.

The Ordinary General Shareholders' Meeting shall expressly resolve, for each fiscal year, the maximum amount that may be used to buy self-owned shares, with the only limitation that such amount shall never exceed the total balance of net income of the Company, including those previously retained.

The Board of Directors shall designate the representatives that shall be responsible of the acquisition and resale of self-owned stock and resolve the general terms applicable to such representatives and to the Directors, Officers, and additional members with any participation in the production, analysis, approval and presentation of the information that shall be filed with the National Securities and Banking Commission, the respective stock exchange and the public market, that may help to determine when such persons shall not request the execution of any transaction with securities of the Company. Such general terms shall include, without limitation, the terms referred to in
Article 60 of the "General Dispositions Applicable to Securities Issuers and Additional Participants of the Stock Exchange" issued by the National Securities and Banking Commission (Comision Nacional Bancaria y de Valores).

While the shares be owned by the Company, such shares shall not participate in any kind of Shareholders' Meeting.

Without prejudice of the rules included in the General Law of commercial Companies (Ley General de Sociedades Mercantiles), those shares property of the Company or the treasury shares previously mentioned, may be resale in the stock market and neither a Shareholders Meeting nor a Board of Directors resolution will be required for the respective capital increase or and the offering itself.

The Company may also amortize stock with distributable profits, in accordance with Article 136 of the General Law of Commercial Companies (Ley General de Sociedades Mercantiles), without reducing its capital stock. The stock certificates to be amortized pursuant to such Article 136 shall be canceled. The designation of those shares which are to be amortized or repurchased, as the case may be, shall be effected by means of their acquisition on the stock Market under the terms and conditions which are decided upon by the Shareholders' Meeting or by the Board of Directors, as the case may be. With the prior written approval from the National Securities and Banking Commission (Comision Nacional Bancaria y de Valores) and with Article 198 of the General Law of Commercial Companies (Ley General de Sociedades Mercantiles) not being applied, the Company may issue stock with no voting power as well as with additional limitations to other corporate rights or, shares with restricted voting power apart from those contemplated in Article 113 of the General Law of Commercial Companies (Ley General de Sociedades Mercantiles). Except with the written approval from the National Securities and Banking Commission (Comision Nacional Bancaria y de Valores) the issuance of shares other than ordinary shares, shall not exceed twenty five percent of the capital stock to be distributed in the stock market, of the total outstanding shares distributed therein. In order to determine of the mentioned percentage it shall not be considered the

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shares or fiduciary titles representing them and that, for reason of citizenship of the owner implies a limitation in the voting power as determined in the legal dispositions applicable to foreign investment matters. The non-voting power stock shall not be considered to determine quorum at any Shareholders' Meeting while those shares with restricted or limited rights shall be computed to decide if quorum is present and the resolutions in the Shareholders' Meeting that the beneficial owner of those restricted or limited shares may attend to exercise the voting power.

ARTICLE TEN. In the event that the registration of the Company's stock in the Securities Section of the National Securities Registry of the National Securities and Banking Commission (the "Commission") (Comision Nacional Bancaria y de Valores) is cancelled those shareholders which beneficially owns the majority of the issued and outstanding ordinary shares of the Company or those with the possibility by any means to impose resolutions in the Shareholders' Meetings or to elect the majority of the Board of Directors' members, shall have the obligation to carry out a public purchase offer (the "Offer") to the minority stockholders before such cancellation becomes effective and to apply and deposit the required amount to purchase the respective shares in trust for a minimum period of six months to purchase the minority shares at the price of the Offer, to the shareholders who did not participate in the Offer in the event that, once the Offer has expired and before the cancellation of the registration in the referred Registry, the majority shareholders have not acquired 100% of the total issued and outstanding stock.

The aforementioned Offer shall be executed at the higher price resulting from the closing average for transactionsin which the shares have been quoted in the respective stock market, in accordance with the following paragraph, or the book value of the shares in accordance with the last quarterly report filed with the Commission and the mentioned stock exchange. before the Offer, except if such price is modified under the applicable criteria to relevant information, in which case, the financial information to be considered must be the most recent information available to the Company.

The price quoted on the stock exchange shall be calculated from the weighted average price for the transactions which have been effected during the last thirty days in which the shares of the Company have been quoted prior to the date of the Offer and within a period not exceeding six months. If the number of days where shares of the Company have been quoted during the six months period previously mentioned is less than 30 days, then the actual number of days where shares of the Company were quoted shall be considered. If during the mentioned period there is not even one quotation, then the book value of the shares shall apply.

If the Offer includes more than one Series of shares, the aforementioned weighted average price shall be calculated for each Series to be cancelled, considering as price for the Offer of all such Series, the highest resulting average.

Within 5 business days before the Offer, the Board of Directors shall inform about the opinion with respect to the fairness of the price of the Offer and considering both, the minority shareholders interest, in order to comply with the second paragraph of Article 16 of the Securities Market Law (Ley del Mercado de Valores), and the Audit Committee opinion which if contrary to that of the Board of Directors shall also be informed. In the event that the opinion by the Board of Directors may generate conflict of interest then such opinion shall be rendered together with an opinion from an Independent Expert (as such term is defined in the "General Dispositions Applicable to Securities Issuers and Additional Participants of the Stock Exchange" issued by Commission) to be selected by the Audit Committee, provided that such independent opinion shall particularly be rendered to protect the minority shareholders' interest.

The majority shareholders initially mentioned shall not be bound to make the Offer if there is evidence that the vote of at least 95% of the stockholders consent to the cancellation, through the appropriate Shareholders' Meeting resolution, provided that the amount to offer to the Public Stockholders' Market (Gran Publico Inversionista) (as such term is defined in the "General Dispositions Applicable to Securities Issuers and Additional Participants of the Stock Exchange" issued by Commission) as established herein, represents less than 300,000 Investment Units (unidades de inversion). The previous cancellation procedure shall also be conditioned to the execution of the trust initially mentioned and to the release of the constitution of such trust through the electronic

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system of information release authorized by the Commission to the stock public market where the shares of the Company be negotiated..

The aforementioned procedure shall also be applied to the Ordinary Participation Certificates (Certificados de Participacion Ordinarios) issued to represent shares of the Company, as the case may be, and to any other kind of securities or certificates representing 2 or more shares of one or more Series issued by the Company.

Considering the actual and projected financial situation of the Company, the shareholders bound to make the Offer, may request to Commission the use of different basis to determine the price of the Offer, subject to the approval of the Board of Directors, with the prior positive opinion by the Audit Committee. The resolution shall mention the reason why such different basis to determine the price of the Offer is considered fair, and shall also be filed with the opinion by an Independent Expert (as such term is defined in the "General Dispositions Applicable to Securities Issuers and Additional Participants of the Stock Exchange" issued by Commission), provided that such independent opinion shall particularly be rendered to determine if such alternate price is consistent with Article 16 of the Securities Market Law (Ley del Mercado de Valores).

ARTICLE ELEVEN. Provisional or definitive shares shall be represented by certificates which must contain the text of Article Five of these bylaws and which must fulfill the requirements of Article 125 of the General Law of Commercial Companies and Article Fifteen of the Foreign Investments Law. Such certificates may comprise one or more shares and shall be handwritten or facsimile signed by the Chairman and any other member of the Board of Directors, subject to the condition that in the case of facsimile, the handwritten signatures be deposited in the appropriate Public Registry of Commerce. The definitive certificates shall include coupons numbered in sequence; the provisional certificates may or may not contain coupons. The definitive or provisional certificate characteristics shall be determined by the Board of Directors that may also determine on the issuance of new certificates for substitution of those outstanding at the time of the resolution. The definitive certificates shall be issued within 180 days from the day of incorporation or the issuance or exchange resolution.

                                  CHAPTER THREE

                AS TO THE MANAGEMENT AND AUDITING OF THE COMPANY

ARTICLE TWELVE. The management of the Company shall be vested in the Board of Directors comprised of such number of members as may be determined by the Shareholders, which shall not be less than five nor more than twenty, subject to the condition that at least 25% of such Directors shall be independent, and that it may designate such alternate members as deemed appropriate. If designations of alternate Directors are made the resolution shall determine which regular Director will be substituted by each alternate Director and if an regular independent member is to be substituted, then the alternate Director shall also be independent. The mentioned substitution rules shall not apply for the Chairman substitution that always shall be substituted by the Vice Chairman or if unavailable, by the first regular member in accordance with the sequence of designation. A Director shall be considered "independent" when such person is not included among those mentioned in Article 14 Bis of the Securities Market Law (Ley del Mercado de Valores).

Substitution shall take effect in case of any reason whereby any regular member is not able to serve. The alternate member shall continue to hold office until the end of the incapacity of the regular member or, until the Shareholders makes a new designation, as the case may be.

In order to divulge the regular activities of the Board of Directors, the alternate members shall receive the same information that the regular members obtain from time to time.

The Board of Directors shall designate from amongst its members one to hold the office of the Chairman of the Board of Directors, the Vice Chairman, the Secretary and the

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Assistant Secretary of the Board of Directors, provided that the latter may or may not be members of the Board of Directors.

The Director General and such other officers appointed by the Board of Directors shall enjoy those powers which are granted to them in the act which designated them. The individuals holding those titles may be shareholders, members of the Board of Directors, members of other administrative bodies of the corporation, or individuals from outside of the corporation.

The Chairman of the Board of Directors shall have those powers and duties which are granted to him or her by law and by these by-laws and, in particular, he or she shall have the duty of complying with, and causing compliance with, all laws and these by-laws and the resolutions of the Shareholders and of the Board of Directors.

ARTICLE THIRTEEN. In order to support and guaranty the proper adoption of management resolutions in the areas of auditing, remuneration and planning and finance, there shall be committees in each of such areas. The Shareholders or the Board of Directors shall have the power to designate between three and seven members of the Board of Directors to be part of the audit, remuneration and finance and planning committees. The Shareholders or the Board of Directors shall also designate the President of each such committees, provided that the President and the majority of the Audit Committee members shall consist of independent participants.

The Shareholders may additionally designate other members of the Board of Directors or alternates of such Board to act as alternate members of the mentioned committees for temporary or definitive absentees, with the powers that the Shareholders deem appropriate to develop their functions. Any independent member shall only be substituted by persons also independents.

The audit, remuneration and finance and planning committees shall act and adopt any resolution by majority vote, provided that the President of each committee shall have qualified vote in case of any equality of votes. The committees shall have such powers specifically granted by the Shareholders and shall participate in such studies, advisement, and additional matters submitted by the Board of Directors in addition to the specific functions determined by the Shareholders' Meeting, and in addition to the following general functions:

The remuneration committee shall recommend designations of Director General and main officers of the Company; suggest evaluation criteria in accordance with the general outlines of the Board of Directors; and analyze and submit to the Board of Directors the structure and remuneration of the main officers.

The audit committee shall recommend to the Board of Directors the external auditors of the Company and approve such additional services to the audit functions that such external auditors may render from time to time; suggest the terms and conditions of such auditors service; supervise the auditors work; act as intermediate between the Board of Directors and the external auditors, and guaranty the independence of said auditors; review the working plan, communications and audit reports and inform its results to the Board of Directors; submit to the Board of Directors the financial information basis, review such financial information and its issuance process; contribute in the determination of the general outline of the internal control system and evaluate its effectiveness; support the Board of Directors in the evaluation and coordination of the annual internal audit programs; coordinate the internal, external and statutory auditing works; give opinion regarding related party transactions mentioned to in Article Seventeenth section "O" of these by-laws and recommend independent specialist as the committee may deem appropriate in order to have additional opinion related to such transactions; give opinion to any relevant change in the accounting criteria, practices and politics to the financial statements of the Company; and verify the compliance of such statutes and regulations applicable to the Company. The audit committee shall annually render a report to the Board of Directors, which in turn shall be bound to submit such report to the Annual Ordinary Shareholders' Meeting.

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The finance and planning committee shall be responsible of evaluate and, if applicable, suggest the investment and financing policy of the Company; evaluate and, if applicable, suggest the general outline for the strategic planning of the Company; submit opinions as of the annual budget; review the adequate use and implementation of the budget and the strategic plan; and identify risk factors to the Company and evaluate the policy for its management.

The audit, remuneration and finance and planning committees shall inform to the Board of Directors of its activities at least twice a year or at any other time when any committee deems appropriate or becomes aware of any material acts or facts to the Company.

The audit, remuneration and finance and planning committees shall not delegate any of its powers to anyone, but may request advise from experts to resolve adequately such matters submitted to the mentioned committees and, additionally, the President of each committee, may invite such experts and officers involved with the particular committee's activities that may participate without voting power.

The Statutory Auditor must be duly invited to each committee meeting and may participate in the discussions without voting power.

Any participant or member of the committees of auditing, remuneration and planning and finance, shall inform of any conflict of interest to those of the Company and shall not participate and vote in the resolution of the respective matter.

ARTICLE FOURTEEN. The members of the Board of Directors and, as the case may be, the members of the committees of auditing, remuneration and planning and finance may or may not be shareholders of the Company, shall remain in office for one year, may be reelected and their terms shall expire only when their successors are appointed and take office.

ARTICLE FIFTEEN. Any shareholder or a minority group of shareholders, including restricted voting power shareholders different from those mentioned to in
Article 113 of the General Law of Commercial Companies (Ley General de Sociedades Mercantiles), or limited voting power shareholders referred in such
Article 113, who represents at least ten per cent of the capital stock of one or more stock Series, shall have the right to appoint at least one regular and alternate member of the Board of Directors. Any minority group of shareholders representing at least ten percent of the capital stock, may also be entitled to designate one Statutory Auditor. Those who exercise this right shall not participate in the designation of the remaining members of the Board of Directors or Statutory Auditors. The appointment of regular or alternate members to the Board of Directors or of Statutory Auditor made by the minority shareholders may only be revoked at the time when the rest of the members to the Board of Directors and Statutory Auditors be also revoked.

The appointment of a member or members of the Board of Directors designated by the minority shareholders shall only be revoked when the appointment of all of the other members of the Board of Directors is also revoked.

ARTICLE SIXTEEN. The Board of Directors shall be legally installed if the majority of all of its members is present and its resolutions shall be valid if adopted by a majority of votes cast by the members present.

In the event of a tie, the President shall have the tie-breaking vote.

ARTICLE SEVENTEEN. The Board of Directors shall be responsible for the management of all of the businesses of the Company and is invested with the broadest powers for carrying out all of those transactions which may be necessary and appropriate in accordance with the character and purposes of the Company, with the exception of transactions for the acquisition or transfer of shares or those transactions which; consist of the exercise of the right of withdrawal which pertains to the Company by reason of its equity interest in companies with variable capital, in which, case the; authorization of the Ordinary General Meeting of Shareholders shall be required if, in one or more transactions which are simultaneous or successive, any the following eventualities arise:

      1) The value of the acquisition of shares of another company, according to the most recent statement of financial position of such company, exceeds twenty per cent of the shareholders equity of this Company:

      2) The value of the sale of shares of another company, according to the most recent statement of financial position of such company, exceeds twenty per cent of the shareholders' equity of this Company; or

      3) The exercise of the right of withdrawal of companies with variable capital represents a reimbursement of shares, the value of which, according to the most recent statement of financial position of such company, exceeds twenty per cent of the shareholders' equity of this Company.

      The Board of Directors shall have the following powers:

      a) To carry out all of those transactions which are inherent to the purpose of the Company or which may be the direct or indirect consequence of such purpose and to carry out administration and ownership acts.

      b) To represent the Company in judicial and administrative matters and before all kinds of persons and authorities, with a general power for lawsuits and collections as well as those general powers, and even those special powers, which may require a special clause or power of attorney under the law; to promote and withdraw from any kind of lawsuits, including the "amparo" litigation; to make and answer depositions, to settle, to submit to arbitration, to make accusations and to submit complaints in criminal matters and to assist the Public Prosecutor in order to obtain compensation for damages caused by punishable acts.

      c) To issue, sign and guarantee all kinds of negotiable instruments.

      d) Create or grant guaranties in the name of the corporation when deemed appropriate by the obligations incurred by the Company or by third parties.

      e) Except for those powers specifically reserved to the Board of Directors, delegate its powers to any committee or other intermediate administrative body or to one or more members of the Board of Directors, including, without limitation, for specific activities to be carried out, indicating to those persons their powers and limitations, as the case may be.

      f) To grant general or special powers, whether in delegation or in substitution of its powers (while retaining its powers, nevertheless), as well as to revoke them, including those which may be required in order to submit complaints or accusations in criminal matters and appoint and revoke officers as necessary for the functioning of the Company, and to grant to them or revoke those powers which it may deem necessary.

      g) To create Special Committees, indicating to them their powers; provided, however, that such committees shall not function as intermediate bodies of the Company.

      h) To appoint the Director General.

      i) To determine the manner in which the shares owned by the Company shall be voted in the Ordinary and Extraordinary Meetings of Shareholders of companies in which it is the holder of the majority of the shares, with the understanding that the Board of Directors shall not delegate this power.

      In order to vote in favor any acquisition or sale of assets proposal by and companies in which the Company is the beneficial owner of the majority of the shares, the Board of Directors shall obtain the Shareholders approval, if such acquisition or sale transaction or series of related transactions, exceeds the equivalent to 50% (fifty percent) of the net worth of the company that propose to enter into such transaction or series of related transactions, except those transactions to be executed between the Company and those companies which majority shares are directly or indirectly owned by the Company, or between those companies .

      j) To call Special or General Meetings of Shareholders and, to approve the financial statements of the Company which must be submitted to the Ordinary General Meeting of Shareholders.

      k) To enter into, amend and rescind agreements.

      l) To accept in the name of the corporation powers of attorney of Mexican or foreign individuals or corporations.

      m) To open bank accounts and make withdrawals and deposits on such accounts, to appoint the authorized individuals to use the corporate signature and to make deposits in the above mentioned bank accounts, or to withdraw deposits from them with the limits established by the Board of Directors.

      n) To subscribe, accept, endorse and in general, carry out all kinds of acts with negotiable instruments under the terms of and within the scope provided by Article 9 (Nine) of the General Law on Credit Transactions and Negotiable Instruments.

      o) With the prior opinion of the Audit Committee, approve any transaction out of the ordinary course of business of the Company that may be executed between the Company and its shareholders, with persons being part of the administration of the Company or with whom such persons have business or familiar relations up to the second degree, including husbands and wives or concubines, as the case may be. Any transaction for the sale or acquisition of ten percent or more of the assets, the granting of guarantees for an amount above thirty percent of the assets, or any different transaction which involves more than one percent of the assets of the Company, shall be considered as a transaction out of the ordinary course of business of the Company. It shall also be an exclusive power of the Board of Directors to approve the same out of the ordinary course of business transactions, as previously defined, that those companies where the Company is in control of the majority of the shares try to execute with any related party or person as described before. The powers mentioned herein shall not be delegated and shall be exercise exclusively by the Board of Directors.

      p) To resolve upon the temporary acquisition of the shares of the corporation with charge on the shares repurchase reserve, as well as to their placement with the public, provided that such power is not delegable.

      q) To designate those responsible persons for the acquisition and resale of self-owned shares and to determine the general principles apply to such transactions in accordance with Article Nine of this by-laws with relation to
Article 60 of the "General Dispositions Applicable to Securities Issuers and Additional Participants of the Stock Exchange" issued by Commission.

      r) To designate and revoke the External Auditor and approve any relevant change to the application of accounting criteria, politics and practices which be used to elaborate Company's financial statements, with the prior opinion of the Audit Committee.

      s) Such other as these By-laws, the General Meeting of Shareholders or the law may confer to it.

ARTICLE EIGHTEEN. The Board of Directors shall meet, at least, once every three months, and whenever a Meeting is called by the Chairman or by two members of the Board of Directors. The Statutory Auditor must be called for all of the sessions of the Board of Directors and, when attending such sessions, he shall have the right to participate, but not to vote. The sessions of the Board of Directors shall be held in any place, which the Board of Directors may agree to.


      The notices of meeting for such meetings must be sent to those who are to attend, at least five days in advance of the date of the event and describe the location, date and time for the meeting to be held.

      The Agenda of Meeting or a report on the subjects to be deliberated and resolved must be sent with the notice of meeting, except such information which disclose may result in any breach of contract or against the Company's benefit.

      Whenever a resolution of the Board of Directors is approved in lieu of actual Meeting of the Board, such resolution shall have all legal consequences when taken by unanimous vote, ratify by the members of the Board in writing.

ARTICLE NINETEEN. The powers and duties of the Secretary of the Board of Directors shall be the following:

l. To serve in this capacity in the sessions of the Board of Directors and in the General Meetings of Shareholders.

II. To keep the Company books required by law and such others as may be necessary in accordance with these Bylaws which are not specifically assigned to Borne other official or employee of the Company.

III. To formalize before a Notary the minutes of the Shareholders' Meetings and of the sessions of the Board of Directors when its so directed and when it may be, appropriate under law; to issue simple copies and certifications or extracts from the minutes of the sessions of the Board and of the Meetings of Shareholders, as well as of the items which appear in the books assigned to him, authorizing them with his signature.

IV. Such other powers as these By-laws confer to him.

ARTICLE TWENTY. The president of the Board of Directors shall chair the sessions thereof and, in his absence, such sessions shall be presided by the Vice Chairman or such regular member of the Board of Directors in accordance with the sequence of designation by the Shareholders. In the absence of the Secretary of the Board of Directors, the Assistant Secretary or such other person, as the member of the Board of Directors who chairs the session may designate, shall serve as Secretary.

ARTICLE TWENTY-ONE. For each session of the Board of Directors, the Secretary shall keep minutes which shall contain the matters deliberated and the resolutions taken. Such minutes shall be entered in the respective Book of Minutes and shall be signed by those who have served as president of the Board of Directors and as Secretary for the particular session, as well as by the Statutory Auditors, it they attend. In such Book, the unanimous resolutions taken without actual reunion shall be included, with the certification by the Secretary that each member has delivered the written ratification to the Secretary's office.

ARTICLE TWENTY-TWO. In order to hold office, the members of the Board of Directors and the members of the committees referred to in Article Thirteen of these By-laws must guarantee performance of their duties in the terms determined by the corporate body, which appoints them.

                                  CHAPTER FOUR

                        AS TO THE AUDITING OF THE COMPANY

ARTICLE TWENTY-THREE. The auditing of the Company shall be the responsibility of the Statutory Auditor or Auditors designated by the General Meeting of Shareholders, and they may be shareholders or individuals from outside of the Company. Such Meeting of Shareholders mar designate such Alternate Statutory Auditors as it may deem appropriate, who shall commence performing their functions in the sequence in which they were designated, in the event of the absence of the Regular Statutory Auditors due to resignation or to the manifest incapacity of the latter and who shall remain in office until such time as the incapacity of the holder of the office ends or the Meeting of Shareholders makes a new appointment, as the case may be.

Those shareholders with or without voting power, representing at least 10% of the issued and outstanding capital stock may designate one Statutory Auditor, provided that such designation shall only be revoked if the designation of the rest of the Statutory Auditors is also revoked.

ARTICLE TWENTY-FOUR. The Statutory Auditor or Auditors shall remain in office for one year and their term shall expire only when their successors are appointed and taken office.

ARTICLE TWENTY-FIVE. The Statutory Auditors shall have those powers which are granted to them by the General Law on commercial Companies (Ley General de Sociedades Mercantiles).

ARTICLE TWENTY-SIX. In order to hold offices, the Statutory Auditors will guarantee the performance of their duties in the terms determined by the corporate body which appoints them.

                                  CHAPTER FIVE

                AS TO THE FISCAL YEAR AND AS TO THE BALANCE SHEET

ARTICLE TWENTY-SEVEN. The fiscal year shall commence on January 1 and end on December 31 of each year, unless the Extraordinary General Meeting of Shareholder. resolves otherwise, in accordance with applicable law.

ARTICLE TWENTY-EIGHT. Upon the end of each fiscal year, the Board of Directors shall prepare financial statements in accordance with Article 172 of the General Law of Commercial Companies (Ley General de Sociedades Mercantiles), which financial statements must be completed and delivered to the statutory Auditor or Auditors at latest at the end of the third month following the close of their fiscal year and, with respect to which, the Statutory Auditor or Auditors must render their report under the terms of law.

With respect to said financial statements, the procedure utilized in preparing them, shall be that provided by Article One Hundred and Seventy-Three to Article One Hundred and Seventy-Seven of said law.

                                   CHAPTER SIX

                       AS TO THE MEETINGS OF SHAREHOLDERS

ARTICLE TWENTY NINE. The General Meeting of Shareholders shall be held in accordance with the provisions of the General Law of Commercial Companies (Lev General de Sociedades Mercantiles), the respective notices of meeting having to be published with indication of the place, date and time of day of the holding of the meeting and or the subjects to be deliberated, in one of the newspapers of general circulation in the corporate domicile, with advance notice of no leas than fifteen calendar days.

The Ordinary or Extraordinary Shareholders' Meetings shall be called by the Board of Directors, through the President or the Secretary of such body; it may also be called by any Statutory Auditor or by those referred to in Articles 168, 184 and 185 of the General Law of Commercial Companies (Ley General de Sociedades Mercantiles). Additionally those shareholders representing at least 10% of the issued and outstanding shares of the Company may also request a Shareholders' Meeting to be called, under the terms of Article 184 of the General Law of Commercial Companies (Ley General de Sociedades Mercantiles).

Since the date of publication of the notice for the meeting, the information to be submitted to the shareholders in accordance with the agenda, shall be at the disposition of the shareholders, in a free and immediate manner.

Meetings may be held without prior notice of meeting when the holders of all of the issued and outstanding shares be present. If any resolution is adopted by unanimous decision of all the shareholders with voting power, without actual meeting, such resolutions shall be valid and have all its legal effects, as if adopted in a regular shareholders meeting, provided that such resolutions are ratified in writing by each shareholder.

The Meeting of Shareholders is the supreme body of the Company and its resolutions or agreements shall bind all of the other bodies of the Company. The Ordinary General Meetings of Shareholders shall be held on such date as determined by the Board of Directors, in all events at least once a year within the four months following the end of the preceding fiscal year and it shall discuss the matters mentioned in Article 181 of the General Law of Commercial Companies (Lev General de Sociedades Mercantiles). Such Meeting of Shareholders must consider the report referred to in Article 172 of the General Law of Commercial Corporations (Lev General de Sociedades Mercantiles) relating to the. immediately preceding fiscal year of the Company or of those companies of which the Company may be the majority shareholder when the value of the investment in each one of them, according to the statement of financial position of the Company pertaining to the close of the fiscal year, exceeds twenty per cent of the shareholders' equity of this Company.

The Ordinary Shareholders' Meeting shall expressly resolve, for each fiscal year, the maximum amount of funds to be used in the purchase of self-owned shares as mentioned in Article Nine of this by-laws, provided that such funds shall not exceed the net profits balance of the Company, including those previously retained.

An Extraordinary General Meeting of Shareholders may be convened at any time in order to deliberate on any of the matters permitted under Article 182 of the General Law of Commercial Companies (Ley General de Sociedades Mercantiles).

In order for their deliberations and voting to be valid, it shall be necessary that they satisfy those requirements which are set forth in said law. The provisions of Article 189 to Article 194 of the General Law of Commercial Companies (Ley General de Sociedades Mercantiles) shall be applicable to the
Meetings of Shareholders. ...

ARTICLE THIRTY. In order for the Shareholders to have the right to attend the Meetings of Shareholders, they must deposit their shares in an institution for the deposit of securities, or leaving them in the possession of the Secretary of the Board of Directors at his office established at the domicile of the Company or with any credit institution, either Mexican or Non-Mexican.

The deposit of the shares with the Company or the delivery of the certificate of deposit must be made before the day indicated for the Meeting of Shareholders, with the anticipation mentioned in the notice to the meeting. Against the shares deposited or the certificate of deposit, an admission card shall be issued for the Meeting of Shareholders which shall state the number and class of shares applicable to it, the name of the shareholder and the number of votes which belong to him.

If the deposit is made with a credit institution, also at least two days in advance of the day indicated for the meeting, the pertinent certification must be submitted to the, Company, against which the admission card for the Meeting of Shareholders shall be issued. The shares and certifications presented shall be returned after the Meeting of Shareholders, in exchange for such receipt as may have been issued.

Any shareholder representative may use the forms that the Company shall make available in order to prove the faculties that has been delegated, those forms to include the name of the Company and the agenda, with no inclusion of those matters referred to in Articles 181 and 182 General Law of Commercial Companies (Ley General de Sociedades Mercantiles) as general matters, and to have a broad section to include shareholders' instructions to exercise the delegation. The Company shall make available those forms within the same previous period referred to in Article 173 of the General Law of Commercial Companies (Ley General de Sociedades Mercantiles) in order to allow the shareholders have enough time to execute and deliver such forms to the representative. The Secretary shall confirm such availability and inform about it to the Shareholders' Meeting with special reference of such information in the minutes of the meeting.

ARTICLE THIRTY-ONE. The Meetings of Shareholders shall be chaired by the president of the Board of Directors and, in the absence thereof, by such person as mar be designated by the Meeting of Shareholders. The Secretary of the Board of Directors shall serve as .the Secretary and, in his absence, such persons as the president mar designate, shall serve as Secretary.

The president shall appoint such Inspector or Inspectors of Election as he may deem appropriate in order to pass the pertinent attendance list.

Minutes shall be made of the Meeting of Shareholders, and they shall be signed by such person chairing the meeting, by such person serving as Secretary, and by the Statutory Auditor, in the event that he attends.

The copies, certifications or extracts from the minutes of the Meeting of Shareholders as may be necessary to issue for any reason shall be authorized by the Secretary of the Board of Directors.

Subject to Article 199 of the General Law of Commercial Companies (Ley General de Sociedades Mercantiles), any shareholder or group of shareholders with at least 10% of the represented voting power in any meeting, even when such power is limited or restricted, may elect to postpone any resolution about any matter where such shareholder believes there is not enough information available. Also any shareholder or group of shareholders with at least 20% of the represented voting power in any meeting, even when such power is limited or restricted, may file a motion with the appropriate court in order to oppose any resolution where such shareholder has voting power at the Shareholders' Meeting, provided that such shareholders shall comply with Articles 201 and 202 of the General Law of Commercial Companies (Ley General de Sociedades Mercantiles).

                                 CHAPTER SEVEN '

                           AS TO THE FINANCIAL RESULTS

ARTICLE THIRTY-TWO. The net profits which are obtained in each fiscal year shall be disposed of in the following manner:

1. 5% (five per cent) shall be devoted to the establishment of the legal reserve until reaching the level of one fifth of the capital stock, and should it be reduced under that level, it shall be reestablished in the same manner.

2. Any amount decided upon by the General Meeting of Shareholders shall be separated in order to form one or more reserve funds or the stock repurchase reserve.

3. with respect to the balance, if it exists, it shall be disposed of as the Meeting of Shareholders may resolve.

                                  CHAPTER EIGHT

              AS TO THE DISSOLUTION AND LIQUIDATION OF THE COMPANY

ARTICLE THIRTY-THREE. The Company shall be dissolved in those cases provided for in the General Law of Commercial Companies (Lev General de Sociedades Mercantiles).

ARTICLE THIRTY-FOUR. Upon the dissolution of the Company, it shall be put into liquidation, of which liquidation one or more receivers who shall be appointed by the Meeting of Shareholders shall be newly placed in charge.

ARTICLE THIRTY-FIVE. With the exception of that provided for by the General Meeting of shareholders, the receiver or receivers shall have those powers which are attributed to them in Article Two Hundred and Forty-Two of the General Law on Commercial Companies, and shall distribute the remainder among Shareholders pursuant to Article One Hundred and Thirteen, Article Two Hundred and Forty-Seven and Article Two Hundred and Forty-Eight of said law.